EXECUTION VERSION

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (“Guaranty”) is made as of July 1, 2013, by WELLS FARGO & COMPANY, a Delaware corporation (the “Guarantor”), to and for the benefit of THE OHIO NATIONAL LIFE INSURANCE COMPANY (the “Ceding Company”).

RECITALS

WHEREAS, concurrently herewith, CGT Insurance Company, Ltd. (“CGT”), incorporated and domiciled in Barbados, and the Ceding Company, incorporated and domiciled in Ohio, entered into a reinsurance transaction of even date herewith pursuant to Reinsurance Agreement, Treaty #ONCGT081313 (as amended, supplemented, or otherwise modified from time to time, the “Reinsurance Agreement”); and

WHEREAS, under the terms of the Reinsurance Agreement, CGT is required to provide security to the Ceding Company in the form of collateral to secure credit for reinsurance under Ohio laws and regulations; and

WHEREAS, CGT is an indirect, wholly-owned subsidiary of Guarantor; and

WHEREAS, as a material inducement to the Ceding Company entering into the Reinsurance Agreement, the Guarantor has agreed to enter into this Guaranty.

NOW, THEREFORE, the Guarantor hereby covenants and agrees to and for the benefit of the Ceding Company as follows:

1.     The Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Ceding Company and its successors, endorsees and assigns that the Guarantor will cause CGT to provide, and if CGT fails to so provide, the Guarantor will provide Qualifying Assets as set forth in the Reinsurance Agreement.

The obligations under this Section 1 are sometimes referred to in this Guaranty as the “Obligations,” Without limiting the foregoing, if on or after any date when delivery of Qualifying Assets is due under the Reinsurance Agreement and such delivery is not made, the Guarantor will, upon demand from the Ceding Company, cause CGT to deliver within one business day of such demand Qualifying Assets to the Reserve Credit Trust Account strictly in accordance with the terms of the Reinsurance Agreement. If CGT fails to deliver such Qualifying Assets, the Guarantor will deliver within one business day of such failure by CGT such Qualifying Assets to the Reserve Credit Trust Account in accordance with the terms of the Reinsurance Agreement. This Guarantee is absolute and unconditional and the Guarantor’s obligation to perform immediately on demand shall be binding on the Guarantor regardless of (i) the validity, legality or enforceability of the Obligations or of any instrument evidencing the Obligations; (ii) whether or not the Obligations are presently existing, are incurred hereafter from time to time, are otherwise secured, are discharged in a bankruptcy or other insolvency proceedings or are contested by any other party; or (iii) the bankruptcy, insolvency, reorganization of, or the appointment of a trustee or receiver for CGT.

EXECUTION VERSION

The Guarantor’s obligation under this Section 1 shall be limited to XXX ($XXX), less the amount of any previous withdrawals by the Ceding Company from any Trust Accounts and/or Letters of Credit constituting collateral under the Reinsurance Agreement, for as long as this Guarantee is in effect, provided, however, if (1) the Ceding Company withdraws the proceeds of any Letter of Credit within thirty (30) days of the date it is to expire; and (2) the Ceding Company adds the Letter of Credit proceeds which it withdraws to the Trust Account, any such withdrawal against such Letter of Credit will not limit the Guarantor’s obligation hereunder.

2.       The Guarantor’s obligations hereunder shall not be affected by any other circumstance relating to the Obligations that might otherwise constitute a legal or equitable discharge of or defense to the Guarantor. The Guarantor agrees that the Ceding Company may resort to the Guarantor for performance by Guarantor of the Obligations whenever CGT has refused to fulfill its obligations under the Reinsurance Agreement, subject to all terms of the Reinsurance Agreement, including provisions for dispute resolution. The Ceding Company shall not be obligated to file any claim relating to the Obligations in the event that CGT becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Ceding Company to so file shall not affect the Guarantor’s obligations hereunder.

3.       This is an absolute, unconditional, and continuing guaranty of payment and delivery of the Obligations and shall continue to be in full force and be binding upon the Guarantor until all of the Obligations are satisfied or paid in full. This Guaranty is an agreement of payment and not merely of collection. Guarantor shall be deemed to be in breach (“Breach”) of this Guaranty in the event of the occurrence of any of the following events:

(a)	Failure to timely deliver the Obligations as required in Section 1 above,

(b)	A default in any term, condition or representation contained in or referred to in this Guaranty or the Reinsurance Agreement.

If a Breach occurs, the Ceding Company may exercise any rights and remedies as provided in this Guaranty and the Reinsurance Agreement, or as provided at law or equity.

The Guarantor waives any and all defenses, claims, setoffs, and discharges of CGT, or any other obligor, pertaining to the Obligations, except the defense of discharge by payment in full. Without limiting the generality of the foregoing, the Guarantor will not assert, plead, or enforce against the Ceding Company any defense available to CGT of waiver, release, discharge, or disallowance in bankruptcy, statute of limitations, res judicata, statute of frauds, anti-deficiency statute, fraud, incapacity, minority, usury, illegality, or unenforceability which may be available to CGT or any other person liable in respect of any of the Obligations. The liability of the Guarantor shall not be affected or impaired by any voluntary or involuntary liquidation, dissolution, sale, or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar event or

EXECUTION VERSION

proceeding affecting CGT or the Guarantor or any of their respective assets. The Guarantor also waives promptness, diligence, and notice with respect to any Obligation, any change of the time, manner, or place of payment or other term of the Obligation, any exchange, release or non-perfection of any collateral securing payment of any Obligation, and any requirement that the Ceding Company exhaust any right or take any action against CGT or any collateral security.

4.       The Guarantor waives presentment, demand for payment, notice of dishonor or nonpayment, and protest of any instrument evidencing the Obligations.

5.       If any payment applied by the Ceding Company to the Obligations is thereafter set aside, recovered, rescinded, or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency, or reorganization of Guarantor or any other obligor), the Obligations to which such payment was applied shall for the purpose of this Guaranty be deemed to have continued in existence notwithstanding such application, and this Guaranty shall be enforceable as to such Obligations as fully as if such application had never been made.

6.       This Guaranty shall be effective upon delivery to the Ceding Company, without further act, condition, or acceptance by the Ceding Company, shall be binding upon the Guarantor and the successors and assigns of the Guarantor and shall inure to the benefit of the Ceding Company and its participants and successors and to the benefit of any assignees of the Guaranty and their successors.

7.       Guarantor represents and warrants that:

(a)	it is a corporation duly organized and validly existing under the laws of Delaware;
(b)	it has all requisite corporate power and authority to execute, deliver, and perform this Guaranty;
(c)	its execution, delivery, and performance of this Guaranty have been duly authorized by all necessary action on its part;
(d)

it has executed and delivered this Guaranty and this Guaranty is the legal, valid, and binding obligation of Guarantor, enforceable against it in accordance with its terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally, and to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(e)

neither the execution nor delivery of this Guaranty nor compliance with or fulfillment of the terms, conditions, and provisions hereof, conflicts with, results in a material breach or violation of the terms, conditions, or provisions of, or constitutes a material default, an event of default, or an event creating rights of acceleration, termination, or cancellation, or a loss of rights under (i) the organizational documents of Guarantor, (ii) any judgment, decree, order, contract, agreement, indenture, instrument, note, mortgage, lease, governmental permit, or other authorization, right, restriction, or obligation to which Guarantor is a party or any of its property

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is subject or by which Guarantor is bound, or (iii) any federal, state, or local law, statute, ordinance, rule, or regulation applicable to Guarantor;
(f)

no consent, authorization, approval, order, license, certificate, or permit or act of or from, or declaration of filing with, any governmental authority or any party to any contract, agreement, instrument, lease, or license to which Guarantor is a party or by which Guarantor is bound, is required for the execution, delivery, performance, or compliance with the terms hereof by Guarantor, except as have been obtained as required prior to the date hereof;

(g)

there is no pending, or to the best of its knowledge, threatened, litigation against Guarantor in any court or before any commission or regulatory body, whether federal, state, or local, which challenges the validity or enforceability of this Guaranty; and

(h)	it is not insolvent within the meaning of applicable state laws and federal laws relating generally to bankruptcy, insolvency, or reorganization or relief of debtors.

8.       All notices, approvals, requests, and demands to be made hereunder to any party hereto shall be made in writing and addressed to the address set forth below and shall be given by: (a) personal delivery or prepaid, receipted courier, or express delivery service (including, but not limited to, Federal Express, Express Mail, or United Parcel Service); or (b) registered United States mail, return receipt requested, and postage prepaid.

A party’s address may be changed by notice to the other parties given in the same manner as provided above. Any notice, demand, or request sent pursuant to clause (a) shall be deemed received upon such delivery and, if sent pursuant to clause (b), shall be deemed received five (5) days following deposit in the mail.

Guarantor:	Wells Fargo & Company MAC #A0101-121 420 Montgomery Street San Francisco, CA 94104 Attention: Timothy J. Sloan Senior Executive Vice President and Chief Financial Officer

With copies to:	Grafton Williams CGT Insurance Company, Ltd. Chancery House, High Street Bridgetown, Barbados

AND

EXECUTION VERSION

David Florian Chairman & CEO CGT Insurance Company, Ltd. MAC D1050-110 401 South Tryon Street, 11th Floor Charlotte, NC 28202-1675

AND

MAC D3348-013 3480 Stateview Blvd. Fort Mill, South Carolina 29715-7203

AND

Ceding Company:	Ronald J. Dolan Vice Chairman and Chief Risk Officer The Ohio National Life Insurance Company One Financial Way Cincinnati, OH 45242

AND

With copies to:	Michael F. Haverkamp Senior Vice President and General Counsel The Ohio National Life Insurance Company One Financial Way Cincinnati, OH 45242

9.       No transfer or assignment by either the Ceding Company or Guarantor of any of its rights hereunder (whether by operation of laws or otherwise) shall relieve the transferor or assignor of any of its obligations hereunder.

10.     In all respects, including, without limitation, matter of construction and performance of this Guaranty and the obligations arising hereunder, the Guaranty shall be governed by, and construed in accordance with the internal laws of the State of Minnesota applicable to contracts and obligations made in such state and any applicable laws of the United States of America.

11.     If any term or provision of this Guaranty or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and

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enforced to the fullest extent permitted by law.

12.     The waiver of any provision of this Guaranty by the Ceding Company shall constitute a waiver of this provision on that occasion only, and shall not constitute a waiver of any other provision of this Guaranty, or that provision with respect to any other occasion. No waiver of any provision of this Guaranty by the Ceding Company shall be deemed effective unless contained in a writing signed by it.

13.     No provision of this Guaranty may be amended, waived, or otherwise modified except by a written agreement executed by the Ceding Company and the Guarantor.

14.     The Guarantor hereto hereby waives, to the fullest extent permitted by law, any right to a trial by jury in respect of any litigation arising directly or indirectly out of, under, or in connection with this Guaranty, whether in tort, contract, or equity.

SIGNATURE PAGE FOLLOWS.

EXECUTION VERSION

IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by the Guarantor as of the date first above written.

WELLS FARGO & COMPANY

By:	/s/ Paul R. Ackerman
Name: Paul R. Ackerman Its: Executive Vice President and Treasurer